Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Amendment No. 1 to the Registration Statement (Form S-4) and related joint proxy statement/prospectus of Akebia Therapeutics, Inc. for the registration of shares of its common stock and to the incorporation by reference therein of our report dated March 12, 2018, with respect to the consolidated financial statements of Akebia Therapeutics, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2017, filed with the Securities and Exchange Commission.

/s/ Ernst & Young
Boston, Massachusetts October 24, 2018